              NEW ENGLAND ELECTRIC SYSTEM
                   25 RESEARCH DRIVE
           WESTBOROUGH, MASSACHUSETTS 01582

                                             March 10, 1997

       Re:     NEES Companies Incentive Thrift Plan I
          NEES Companies Incentive Thrift Plan II
          Yankee Thrift Plan
          Yankee Thrift Plan II


       Dear NEES Shareholder:
       ---------------------

          Under the thrift plans, NEES common shares are held by the trustee. As beneficial owner of NEES common shares through one or more of the plans, you have a right to direct the trustee how to vote at the 1997 New England Electric System Annual Meeting of shareholders. Shareholders who own NEES common shares directly vote through a proxy. Plan participants have a somewhat different procedure. Included in this package is a voting instruction card on which you instruct the trustee how to vote. Your share balance in each of the plans in which you participate appears at the top of the enclosed voting instruction card. Please note that all of the shares in the plans must be voted. Therefore, the trustee will vote shares for which it does not receive instructions in the same proportion as those for which it does.

          We would appreciate your voting on the election of directors and other matters as set forth in the accompanying proxy statement. Please take the time to review the proxy material, complete your voting instruction card, and mail the card in the enclosed envelope. Your voting instruction will be kept confidential by an independent proxy tabulator.

          Sincerely,

       (Facsimile Signature)       (Facsimile Signature)

       JOAN T. BOK                 JOHN W. ROWE
       Chairman                         President and
       of the Board                Chief Executive Officer

              NEW ENGLAND ELECTRIC SYSTEM
                   25 RESEARCH DRIVE
           WESTBOROUGH, MASSACHUSETTS 01582


                                           March 10, 1997
       Dear Shareholder:

        The directors and officers of New England Electric System invite you to attend the Annual Meeting of shareholders to be held on Tuesday, April 29, 1997, at 10:30 A.M. at the Casino in Roger Williams Park, Providence, Rhode Island. The historic Casino building is located next to the Roger Williams Park Zoo. The Casino has on-site parking and is handicapped accessible.

        The business part of the meeting is fully described in the accompanying Notice of Annual Meeting and Proxy Statement. At the conclusion of the formal portion of the meeting, there will be a discussion of the Company's operations, followed by a question and answer period.

        We would appreciate your voting, signing, and
       dating the proxy, and mailing it promptly in the enclosed postage-paid envelope, even if you plan to
       attend the meeting in person.   If you do plan to
       attend the meeting, a map showing the location of Roger Williams Park and the Casino appears at the back of the proxy statement.


        Sincerely,

       (Facsimile Signature)          (Facsimile Signature)

        JOAN T. BOK                   JOHN W. ROWE
        Chairman                 President and
        of the Board             Chief Executive Officer

              NEW ENGLAND ELECTRIC SYSTEM
                   25 RESEARCH DRIVE
           WESTBOROUGH, MASSACHUSETTS 01582


               NOTICE OF ANNUAL MEETING

        The 1997 Annual Meeting of the shareholders of New England Electric System will be held at the Casino in Roger Williams Park, Providence, Rhode Island, on Tuesday, April 29, 1997, at 10:30 A.M., E.D.S.T., for the following purposes, all as set forth in the accompanying proxy statement:

             1.   To fix the number of directors;
               2.        To elect directors;
               3.        To consider and vote on a shareholder
                                proposal if presented at the meeting;
                                and
               4.        To transact such other business as may
                                properly come before the meeting or any
                                adjournment thereof.

          Shareholders of record at the close of business on March 10, 1997, will be entitled to vote at the meeting.

                         By order of the Board of Directors,

                                        (Facsimile Signature)

                                        Cheryl A. LaFleur,
                                        Secretary


       March 10, 1997

                    PROXY STATEMENT

              NEW ENGLAND ELECTRIC SYSTEM
                   25 RESEARCH DRIVE
           WESTBOROUGH, MASSACHUSETTS 01582


       ANNUAL MEETING OF SHAREHOLDERS, APRIL 29, 1997

          The Board of Directors of New England Electric System is soliciting proxies in the accompanying form. Proxies may be revoked at any time prior to being used by completing a new proxy, by notifying the Company in writing of such revocation, or by voting in person at the Annual Meeting. All shares represented by properly executed proxies will be voted at the Annual Meeting or any adjournment thereof as specified in such proxies.

          The Company's annual report for 1996, which includes financial statements and a summary of important developments during 1996, has been mailed to shareholders on or about March 10, 1997. The approximate date on which the proxy statement and form of proxy are first being sent is March 19, 1997.

          Holders of common shares of record at the close of business on March 10, 1997, are entitled to vote at the Annual Meeting. At that date there are 64,826,067 common shares outstanding and each share is entitled to one vote.

          An affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for approval of each of the items being submitted to the shareholders for their consideration. Votes for directors will be counted by the Company as (i) For or
       (ii) Withhold Authority; abstentions have the same effect as "Withhold Authority" votes. Votes concerning other matters will be counted by the Company as (i) For, (ii) Against, or (iii) Abstain; abstentions are counted separately, but have the same effect as "Against" votes. Broker non-votes (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners and the broker or nominee does not have discretionary voting power on a particular matter) are counted as not represented at the meeting for all matters.

          1.  FIXING THE NUMBER OF DIRECTORS

          The Board of Directors recommends a vote IN FAVOR of this proposal.

          The persons named on the accompanying proxy will vote, unless otherwise directed, to fix the number of directors at twelve. The Company's Agreement and Declaration of Trust provides that the Board may fix the number of directors at a number between eleven and sixteen until the next annual meeting of shareholders.


               2.  ELECTION OF DIRECTORS

          The persons named on the accompanying proxy will vote, unless otherwise directed, for the election of the twelve nominees listed below as directors of the Company. All of the elected directors will hold office until the next annual meeting of shareholders or the special meeting held in lieu thereof and until their respective successors are chosen and qualified.

          All of the nominees for election as directors, except William M. Bulger, were elected directors by the shareholders at the 1996 Annual Meeting. Mr. Bulger was elected a director by the Board of Directors on July 17, 1996.

          The Company knows of no reason why any of the nominees would be unable to act as a director, but, if any of them should become unavailable to serve, the persons named on the accompanying proxy have the authority to vote for any other person nominated and recommended by the Nominating Committee. If an alternative nominee is not recommended by the Nominating Committee, the number of directors will be reduced.

          Certain information regarding each nominee for director is given below. This information has been furnished to the Company by the respective nominees.

Joan T. Bok               Director since 1979

           Chairman of the Board. Mrs. Bok, 67 years of age, was elected Chairman in 1984 and held that position through 1993. From July 26, 1988 until February 13, 1989, she also served as President and Chief Executive Officer. Mrs. Bok is a director of each of the Company's direct subsidiaries, including Massachusetts Electric Company, The Narragansett Electric Company, and New England Power Company. She is also a director of Avery Dennison Corporation, John Hancock Mutual Life Insurance Company, and Monsanto Company, and is a Trustee of the Boston Athenaeum.

       William M. Bulger               Director since 1996

           President of the University of Massachusetts, Boston, Massachusetts. Mr. Bulger, 63 years of age, served as President of the Massachusetts State Senate from July 1978 to January 1996. He also serves as a director of Citizens Bank and is a Trustee of Massachusetts General Hospital, the Boston Public Library, and the Museum of Fine Arts. He is a corporator of the Children's Museum and the Winsor School and is on the board of overseers of the Boston Symphony Orchestra.

       Paul L. Joskow                         Director since 1987

           Professor of Economics and Management and Head,
                  Department of Economics, Massachusetts Institute of Technology, Cambridge, Massachusetts. Professor Joskow, 49 years of age, teaches and conducts research in the fields of industrial organization, government regulation, antitrust law and economics, and energy economics. He was named Chairman of the Economics Department in 1994. Professor Joskow is a director of State Farm Indemnity Company and the Whitehead Institute for Biomedical Research. He is also President of the Yale University Council and a Special Consultant to National Economic Research Associates, Inc.

       John M. Kucharski               Director since 1989

           Chairman, President, and Chief Executive Officer
                  of EG&G, Inc., Wellesley, Massachusetts. Mr. Kucharski, 61 years of age, is a director of State Street Boston Corporation, Nashua Corporation, and
                  Eagle Industry Co., Ltd.   He also serves as
                  Trustee of George Washington University and
                  Marquette University.

Edward H. Ladd            Director since 1974

           Chairman of Standish, Ayer & Wood, Inc.
                  (investment counselors), Boston, Massachusetts.
                  Mr. Ladd, 59 years of age, is a director of Harvard Management Company and Greylock Management Company. He is also a Trustee of Wheelock
                  College.

       Joshua A. McClure               Director since 1978

           Former President of American Custom Kitchens,
                  Inc., Providence, Rhode Island. Mr. McClure, 65 years of age, is a member of the Westerly
                  Substance Abuse Task Force, the Westerly Housing Authority Task Force, and the Washington County
                  Housing Authority.

       John W. Rowe                    Director since 1989

           President and Chief Executive Officer. Mr. Rowe,
                  51 years of age, served as President and Chief Executive Officer of Central Maine Power Company from 1984 until joining the Company as Chief Executive Officer in February, 1989. He is a director of a number of the Company's subsidiaries, including Massachusetts Electric Company, The Narragansett Electric Company, and New England Power Company. Mr. Rowe is also a director of Bank of Boston Corporation and UNUM Corporation. He is a director and past Chairman of the Massachusetts Business Roundtable and a director of Jobs for Massachusetts, Inc., the Alliance to Save Energy, and the Edison Electric Institute. Mr. Rowe is also a Trustee of Bryant College.

       George M. Sage                         Director since 1975

           President and Treasurer of Bonanza Bus Lines,
                  Inc., Providence, Rhode Island. Mr. Sage, 65 years of age, is a director of Collette Travel, Inc. and Business Development of Rhode Island. Mr. Sage also serves as a director of United Way of Southeastern New England and is a director and member of the Executive Committee of Business Development of Rhode Island.

       Charles E. Soule                Director since 1994

           President and Chief Executive Officer of Paul
                  Revere Insurance Group, Worcester, Massachusetts. The Paul Revere Insurance Group is a subsidiary of

      Textron Inc. Mr. Soule, 62 years of age, serves as a director of the Paul Revere Investment
             Management Company and Trustee for the Westboro
             Savings Bank.  He was a member of the
             Massachusetts Electric Company Board of Directors from 1991 to 1993.

       Anne Wexler                     Director since 1981

           Chairman of The Wexler Group (management consultants), Washington, D.C. The Wexler Group is a subsidiary of Hill and Knowlton. Ms. Wexler, 67 years of age, served as Assistant to the President of the United States from 1978 to 1981 with responsibility for liaison with the business community and other major interest groups. She is a director of Alumax, Inc., Comcast Corporation, Dreyfus Index Funds, Dreyfus Mutual Funds, and NOVA Corporation.

       James Q. Wilson                 Director since 1982

           Professor of Strategy and Organization at The
                  University of California at Los Angeles, Los
                  Angeles, California. Professor Wilson is 65 years of age. He is a director of State Farm Insurance Company and a Trustee of the American Enterprise Institute, the RAND Corporation, and the Randolph Foundation.

       James R. Winoker                Director since 1991

           Chief Executive Officer of Belvoir Properties,
                  Inc. (real estate investment), Providence, Rhode Island. Mr. Winoker, 65 years of age, has served as Chief Executive Officer of Belvoir Properties, Inc. since 1994. He was Treasurer of Belvoir Properties, Inc. from 1980 to 1994 and President of B.B. Greenberg Co. (jewelry manufacturers) from
                  1970 to 1994.   A receiver was appointed for B.B.
                  Greenberg Co. in 1994.   Mr. Winoker is also a
                  director of Original Bradford Soap Works, Inc.


           BOARD STRUCTURE AND COMPENSATION

           The Company has an Executive Committee, an Audit Committee, a Compensation Committee, a Corporate Responsibility Committee, and a Nominating Committee. The committee memberships listed below are as of January 1, 1997.

      The members of the Executive Committee are Mrs.
       Bok, Mr. Ladd, Mr. Rowe, Mr. Sage, and Ms. Wexler. Mrs. Bok serves as the Chairman of this Committee. During the intervals between meetings of the Board of Directors, the Executive Committee has all the powers of the Board that may be delegated.

           The members of the Audit Committee are Messrs. Bulger, Joskow, Soule, and Winoker. Mr. Joskow serves as the Chairman of this Committee. The Audit Committee reviews with the independent public accountants the scope of their audit and management's financial stewardship for the current and prior years. This Committee also recommends to the Board of Directors' and to the boards of the subsidiaries the independent public accountants to be engaged for the coming year.

           The members of the Compensation Committee are Messrs. Kucharski, Sage, and Winoker. Mr. Sage serves as the Chairman of this Committee. The Compensation Committee is responsible for executive compensation, including the administration of certain of the Company's incentive compensation plans.

           The members of the Corporate Responsibility
       Committee are Mrs. Bok, Mr. McClure, Mr. Rowe, Ms. Wexler, and Mr. Wilson. Mr. Wilson serves as the Chairman of this Committee. The Corporate Responsibility Committee reviews compliance with laws and regulations, offers guidance in considering public policy issues, and helps to assure ethical conduct.

           The members of the Nominating Committee are Mr. Ladd, Mr. Sage, and Ms. Wexler. Mr. Ladd serves as Chairman of this Committee. The Nominating Committee considers and evaluates director candidates, determines criteria and procedures for selecting nonmanagement directors, and conducts periodic reviews of director performance. This Committee also considers written recommendations from shareholders for nominees to the Board.

           The Chairman of the Executive Committee receives an annual retainer of $7,000. Other members of the Executive Committee, except Mr. Rowe, receive an annual retainer of $5,000. The Chairmen of the Audit, Compensation, and Corporate Responsibility Committees each receive an annual retainer of $6,000. Other members of these Committees, except Mr. Rowe, receive annual retainers of $4,000. The Chairman of the Nominating Committee receives an annual retainer of $2,000. There is no retainer for the other members of the Nominating Committee. All directors participating in a Committee meeting, except Mr. Rowe, receive a meeting fee of $850 plus expenses.

           Members of the Board of Directors, except Mr.
       Rowe, receive annually a retainer of $14,000 and 300 common shares of the Company, and receive a meeting fee of $850 plus expenses for each meeting attended.

           The Company permits directors to defer all or a portion of any cash retainers, meeting fees, and retainer shares under a deferred compensation plan. A director may elect to defer to a Company Share Account or a Prime Rate Account. While deferred, the shares do not have voting rights or other rights associated with ownership. At the time of electing to defer compensation, the director also elects whether to receive payment after ten years or upon retirement, and, if upon retirement, whether in ten payments or a lump sum. A special account is maintained on the Company's books showing the amounts deferred and the interest accrued thereon. This plan also provides certain death and disability benefits. Group life insurance of $80,000 is provided to each member of the Board of Directors. Director contributions to qualified charities are matched by the Company under a matching gift program, which has a maximum limit of $3,500.

           Pursuant to a director retirement plan,
       nonemployee directors who have served on the Board of the Company for 5 years or more will receive a retirement benefit upon the later of the director's retirement from the Board or age 60. The benefit level is 100% of the annual retainer for directors who served on the Board for 10 or more years and 75% of the annual retainer for directors who served between 5 and 10 years. There are no death benefits under the plan.

           The Board of Directors held 10 meetings in 1996.
       The Executive, Audit, Compensation, Corporate
       Responsibility, and Nominating Committees held 2, 3, 3,
       3, and 2 meetings, respectively, in 1996.

           During 1996, Mr. Joskow did consulting work for the Company or subsidiaries of the Company under a separate consulting contract for which he was paid approximately $41,000. These consulting services were not related to his duties as a Board member. The Company and its subsidiaries retain from time to time National Economic Research Associates, Inc. (NERA). During 1996, NERA invoiced subsidiaries of the Company for approximately $245,000.00 to prepare testimony and reports on regulatory matters. Mr. Joskow is a special consultant to NERA.

           Mrs. Bok serves as a consultant to the Company. Under the terms of her contract, she receives an annual retainer of $100,000. Mrs. Bok also serves as a director for each of the Company's direct subsidiaries. She has agreed to waive the normal fees and annual retainers otherwise payable for services by nonemployees on these boards and receives in lieu thereof a single annual stipend of $60,000.


           COMPENSATION COMMITTEE INTERLOCKS
               AND INSIDER PARTICIPATION

           Mr. Winoker served as a member of the Company's Compensation Committee during 1996. A subsidiary of the Company entered into a three-year lease for office space in 1996 with Belvoir Properties, Inc. (Belvoir) with an annual rent of $36,000. Belvoir also entered into a twenty-year lease with a subsidiary of the Company for a parcel of land in Providence, Rhode Island with an initial annual rent of $30,000.


          TOTAL COMMON EQUITY BASED HOLDINGS

           The following table lists the holdings of Company common shares and deferred shares by the Company's directors, the executive officers named in the Summary Compensation Table, and for directors and all executive officers as a group. The information includes all whole shares beneficially owned, directly or indirectly, as of March 1, 1997.

Name                         Shares             Deferred
                           Beneficially           Share
                             Owned (a)        Equivalents(b)
       ----                -----------        --------------

       Joan T. Bok                      17,111

       William M. Bulger                   100                129

       Alfred D. Houston                13,235              8,892

       Paul L. Joskow                    2,719

       John M. Kucharski                 2,500

       Edward H. Ladd                    5,789

       Cheryl A. LaFleur                 2,543              4,603

       Joshua A. McClure                 2,010                251

       John W. Rowe                     22,677             20,419

       George M. Sage                    3,300

       Richard P. Sergel                 8,413              6,692

       Charles E. Soule                  1,196              2,875

       Jeffrey D. Tranen                 8,141              6,764

       Anne Wexler                       2,176

       James Q. Wilson                   3,002

       James R. Winoker                  1,500

       All of the above and
       other executive       100,244(c)                    55,404
       officers, as a group
       (17 persons)

       (a)     Number of shares beneficially owned includes:  (i)
                      shares directly owned by certain relatives with whom directors or officers share voting or investment power; (ii) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker, or nominee for such individual's account; (iii) shares in which certain directors or officers maintain exclusive or shared investment or voting power whether or not the securities are held for their benefit; and (iv) with respect to the executive officers of the Company, allocated shares in the Incentive Thrift Plan described below.

       (b)     Deferred share equivalents are held under the
                      Company's Deferred Compensation Plan or pursuant to individual deferral agreements. Under the Plan or deferral agreements, executives may elect to defer cash compensation and share awards. There are various deferral periods available under the
                      plans.   At the end of the deferral period, the
                      compensation may be paid out in the Company's common shares, cash, or a combination thereof.
                      The rights of the executives to payment are those of general, unsecured creditors. While deferred, the shares do not have voting rights or other rights associated with ownership. As cash dividends are declared, the number of deferred share equivalents will be increased as if the dividends were reinvested in the Company's common shares. Deferred share equivalents for directors are held under the Directors Deferred Compensation Plan. See Board Structure and Compensation for a description of that plan.

               Potential share awards under the Long-Term
                      Performance Share Award Plan are not included in this table.

       (c)     Amount is less than 1% of the total number of
                      shares of the Company outstanding.

               Listed below are the only persons or groups known to the Company as of March 10, 1997 to beneficially own 5% or more of the Company's common shares. However, T. Rowe Price Trust Company disclaims beneficial ownership of all such shares. The quantity of shares listed below is as of December 31, 1996.

                           Amount and Nature
       Name and Address of    of Beneficial    Percent of
        Beneficial Owner       Ownership      Common Shares
        ________________     _______________   ___________

       T. Rowe Price Trust 5,268,184 shares       8.1%
           Company          as trustee for
       100 East Pratt StreetCompany employee
       Baltimore, MD  21202 benefits plans,
                             including those
                            discussed herein.


       Franklin                             4,592,700 shares         7.1%
       Resources, Inc.
       777 Mariners
       Island Blvd
       San Mateo, CA
       94403-7777


       COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

               The Company's total compensation package is designed to attract, retain, and reward superior managers who are committed to solid financial performance and who can also successfully lead the Company as our industry becomes increasingly competitive. The compensation package reflects the fact that these managers' backgrounds are not necessarily limited to our Company or industry. Total compensation consists of Base Salary, Incentive Compensation (performance based, at risk compensation), and Benefits. The Committee periodically reviews each component of the Company's executive compensation program to ensure that pay levels and incentive opportunities are competitive and that incentive opportunities are linked to Company performance. The Company's general compensation philosophy is that (1) the Base Salary ranges should be competitive, with individual salaries reflecting performance and experience; (2) a significant portion of management compensation should be tied to achievement of corporate goals in order to maintain a sharp focus on corporate performance; (3) substantial portions of incentive compensation should be in shares so as to consistently align the interest of management and the Company's shareholders and customers; and (4) an ever higher percentage of total compensation should be at risk and share based as one moves upward through management. The compensation of Mr.
Rowe, the Chief Executive Officer, is based on these considerations.

Share Ownership Guidelines
--------------------------

     The Company has long recognized the importance of consistent alignment of executive interests with those of shareholders. In

1995, the Committee voted that it is expected that executives will own shares or share equivalents to certain minimum levels within five years of being subject to the requirement. For Mr. Rowe, the level is 40,000 shares. In February 1997, the Committee voted that Mr. Houston's level be raised to 25,000 shares. For the other executives listed in the Executive Compensation Summary Table, the level is 15,000 shares. Other executives are expected to hold from 2,000 to 7,000 shares depending on their compensation levels and bonus plans. In 1996, the Board of Directors voted that members of the Board were expected to own 2,500 shares within five years of being subject to that requirement.

     To further reinforce the importance of executive share ownership, the Committee has amended the Incentive Share Plan and the Long-Term Performance Share Award Plan to provide that all shares awarded to Company officers are restricted for five years, unless deferred, at the officer's option, until termination of service or ten years.


Compensation Decisions
----------------------

     The Board of Directors votes the compensation of Mr. Rowe, acting upon recommendations of the Compensation Committee, which is described on page 5. The Committee reports its decisions to the Board of Directors. After meeting in executive session without Mr. Rowe, and discussing the reports made by the Committee, the Board of Directors has unanimously accepted each of the recommendations described below made in 1996 and to date in 1997. The Compensation Committee votes the compensation of all other Company executive officers listed in the Summary Compensation Table, as well as other senior employees. The Board has ratified the compensation decisions for these executive officers. Although Company management may be present during Committee discussions of officers' compensation, Committee decisions with respect to the compensation of Mr. Rowe are reached in executive session. No decision on the compensation of any executive officer is made in his or her presence.

     Under Section 162(m) of the Internal Revenue Code, tax deductions are limited for compensation above $1 million. Mr. Rowe's total compensation of $832,700 in cash and $377,068 in shares for 1996 exceeds $1 million; however, the limitation of the Code does not apply to amounts deferred. Given the mandatory deferral of his special and plan share bonuses, the Internal Revenue Code provisions do not currently impact the Company. Compensation for each of the other executive officers is well below the $1 million threshold. The Committee has not, therefore, had to address issues related to Section 162(m) and does not expect to in the near future, but will continue to monitor these issues.

Base Salary
-----------

     Base Salary levels are established after consideration of the appropriate market to determine the salary range for a position. Extensive salary survey analyses are compiled annually and presented to the Committee for review. Salary ranges are then defined on the basis of those market surveys. These surveys may include some of the same companies included in incentive compensation plan comparisons or in the corporate performance chart.

     In October 1996, after consideration of multiple surveys prepared by various consulting organizations and industry groups, and taking into account Mr. Rowe's experience, success, and record as a utility CEO, the Committee recommended the base salary for Mr. Rowe be set at $597,600 for 1997. (Mr. Rowe's base salary was last changed effective January 1995.) The Board adopted this recommendation.

     In November 1996, the Committee reviewed the performance of each individual in the compensation group below Mr. Rowe and the relative position of these individuals compared to the market surveys discussed above, and, after the Committee's subjective analysis of the performance of those individuals, the Committee adopted salaries for this group.

Performance Based Incentive Compensation
----------------------------------------

     Performance Based Incentive Compensation (at risk compensation or bonus) is designed to deliver rewards above base salary, if the Company and the individual executives perform well.


Annual Target Plans
-------------------

     The incentive components of the annual target compensation plans are based on formulae with difficult threshold targets.
Under the formulae, in order for any plan bonuses to be awarded, the Company must achieve a return on equity that places the Company in the top 50% of the approximately 90 electric utilities listed in the utility group formerly tracked by Duff & Phelps (the National Grouping) or in the top 50% of the New England/New York regional utilities (the Regional Grouping). See the Return on Equity graph, below. The Board of Directors, in response to extraordinary events, may enhance or curtail the actual return on equity used to determine whether the Company met the targets. They did not do so for 1996. On February 24, 1997, the Committee voted the bonuses under these plans.

     For the maximum incentive to be awarded, the Company must achieve a return on equity in the top 25% of both the National and Regional Groupings and the Company's cost per kilowatt-hour must be the lowest or next lowest of a selected group of New England electric utilities. In 1996, if only one of the return on equity targets had been met, Mr. Rowe would have received a formula bonus of 12% of base pay in cash and 7.2% in shares. The maximum would have been 50% of base pay in cash and 30% in shares. Based on the performance described below, his formula bonus (cash and shares) was 49.34% of base pay in cash and 29.58% in shares.

     For purposes of determining the bonus amount for 1996, the Company placed in the 72nd and the 88th percentiles in return on shareholder equity of the National and Regional Groupings, respectively. The Company placed second in the Regional Grouping with respect to customer cost per kilowatt-hour in 1996.

     No bonus awards would be made under the plans if earnings are not sufficient to cover dividends, even if the return on equity targets had been met.

     Mr. Rowe's bonus under the plan is directly related to achievement of the above described corporate targets. For 1996, the incentive compensation plan bonuses of the other executives were additionally dependent upon the achievement of individual goals.

     The participants in the incentive compensation plans are awarded common shares of the Company under the Incentive Share Plan, approved by the shareholders in 1990. No discretion is exercised by the Committee in the awarding of shares generated by the formulae. An individual's award of shares under the Incentive Share Plan is a fixed percentage of her or his cash award for that year from the incentive compensation plan in which she or he participates. For Mr. Rowe, the percentage is 60%. If no cash award is made, no shares are distributed under the formulae. Further, total plan awards of shares in any calendar year cannot exceed one-half of one percent (0.5%) of the number of outstanding shares at the end of the previous calendar year. (The incentive plan shares awarded, including those restricted or deferred, for 1996 were approximately 0.08% of the number of outstanding shares.) As noted above, the Committee has restricted the share awards of Company officers. The Committee voted to approve the bonuses upon which the share awards are based on February 24, 1997.

Special Share Award
-------------------

     The Committee believes that during 1996 certain officers of the Company accomplished significant results in leading industry restructuring in New England in a way which protects the Company's shareholders at a time when utility investments are exposed to increased risk. In recognition of these efforts, the Committee recommended to the Board a special share award of 6,000 shares for Mr. Rowe. This share award was conditioned on being deferred until Mr. Rowe's termination of service with the Company. The other officers listed in the summary table were also awarded shares that were also mandatorily deferred.

Three-Year Target Plan
----------------------

     In order to increase executive focus on multi-year performance, in 1995 the Company established the Long-Term
Performance Share Award Plan described below. No payout was made in 1996 nor will be made under this plan until the Spring of 1999.

     Under this plan, awards are based upon various measures of Company performance over a three-year period. Each award factor or measurement functions independently. The factors change from year to year and include financial and operating performance. The factors may be related to those in the incentive plans. The factors are established by the Committee at the beginning of each cycle. All participants share the same factors and factor weights. Performance is rated on rolling three-year periods, with a new cycle beginning each year. An individual's potential award under the plan is a fixed percentage of her or his base pay on the January 1 of the first year of the plan measurement period. For Mr. Rowe, that percentage was 50%. Percentages for other executives range from 15% to 50%. No dividends accrue on the allocated shares until awarded. At the end of the three-year cycle, the participant receives actual shares based upon the performance against the various factors. For example, for the first cycle, 20% of the shares are dependent upon total shareholder return compared to other regional utilities. See Estimated Future Payouts under Non-Stock Price-Based Plans, below.

Benefits
--------

     The executive benefits are designed both to provide a competitive package and to retain Company flexibility in staffing management to meet changing conditions.


Severance
---------

     In November 1996 the Committee reviewed management severance benefits in light of the changes in the utility industry. The Committee determined that, executive officers (including those listed in the Summary Compensation Table, but excluding Messrs. Rowe and Houston) would receive a benefit equal to one and one-half times annual compensation, for a severance other than one for cause or following a change in control.


     New England Electric System Compensation Committee

      John M. Kucharski
      George M. Sage
      James R. Winoker

CORPORATE PERFORMANCE

Total Return

      The following graph shows total shareholder return for the Company (capital appreciation plus reinvested dividends) for the years 1991 through 1996, as compared to the Standard & Poor's 500 Index and the Edison Electric Institute (EEI) Index of 100 investor-owned electric companies, assuming the investment of $100 on December 31, 1991.

            NEES        S & P 500      EEI Index
            ----        ---------      ---------
 1991      100.00       100.00         100.00
 1992      127.84       137.11         107.50
 1993      137.11       118.46         119.58
 1994      120.25       120.03         105.74
 1995      158.87       165.13         138.55
 1996      149.20       203.05         140.22


























Note: The share price performance shown on the graph above is not necessarily indicative of future price performance.

Return on Equity

      The following graph shows the return on equity of Company common shares for the years 1992 through 1996 compared to a national grouping of approximately 90 electric utilities (those utilities listed in the utility group formerly tracked by Duff & Phelps) and a regional grouping of utilities in the New York and New England area. As discussed in the report of the Compensation Committee, return on equity is a key driver of the Company's incentive compensation program.

              NEES           National       Regional
                             Grouping       Grouping
              ----           --------       --------
      1992    12.58%         11.32%         11.84%
      1993    12.64%         11.90%         11.41%
      1994    12.73%         11.42%         11.40%
      1995    12.78%         11.72%         10.43%
      1996    12.58%         11.41%         11.13%























Note: The return on equity shown for each grouping is the median at the date of incentive compensation determination. The earnings performance shown on the graph above is not necessarily indicative of future performance.

                      EXECUTIVE COMPENSATION

      The following table gives information with respect to all compensation for services in all capacities for the Company and its subsidiaries for the years 1994 through 1996 to or for the benefit of the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                        SUMMARY COMPENSATION TABLE
                                                       Long Term
                                                       Compen-
                            Annual Compensation (b)    sation
                            _______________________    __________

                                            Other      Restricted
Name and                                    Annual       Share    All Other
Principal                 Salary   Bonus   Compensa-     Awards   Compensa-
Position (a)      Year     ($)     ($)(c)  tion ($)(d)   ($)(e)   tion ($)(f)
------------      ----    ------   ------  ----------- ---------  ----------

John W. Rowe,     1996         537,600  287,896    9,093     370,288    4,891 (g)
President         1995         537,600  427,213    9,568           0    4,750
and Chief         1994         501,156  284,540    9,517     160,974    4,526
Executive
Officer


Alfred D.         1996         335,016  167,306    6,265     182,267    4,649 (h)
Houston,          1995         262,800  177,663    5,753           0    4,180
Executive         1994         244,860  132,370    5,501      62,040    4,027
Vice
President


Jeffrey D.        1996         220,116  110,284    5,486     138,020    3,684 (i)
Tranen,           1995         200,100  143,254    5,268           0    3,578
Senior Vice       1994         187,356   98,357    5,049      45,804    3,466
President

Richard P.        1996         212,700  110,724    5,366     138,376    3,535 (j)
Sergel,           1995         184,956  139,373    4,877           0    3,424
Senior Vice       1994         168,600   94,801    4,934      44,352    3,324
President

Cheryl A.         1996         165,624   89,477    4,059     106,020    3,251 (k)
LaFleur,          1995         125,616  107,617      116           0    2,721
Vice              1994         113,344   71,117      116      25,609    2,633
President and
Secretary

       (a)     Officers of the Company also hold various
                      positions with subsidiary companies.
                      Compensation for these positions is included in this table.

       (b)     Includes deferred compensation in category and
                      year earned.

       (c)     The bonus figures represent:  cash bonuses under
                      an incentive compensation plan; the all-employee goals program; the variable match of the Incentive Thrift Plan including related deferred compensation plan matches; special cash bonuses; and unrestricted shares under the Incentive Share Plan. See descriptions under Plan Summaries.

          In 1996 and 1994 the bonus amounts were all cash or contributions to the Incentive Thrift Plan, including related deferred compensation plan matches. In 1995 Mr. Rowe's bonus was $276,728 cash and contributions, and $150,485 in shares; Mr. Houston's bonus was $123,160 cash and contributions and $54,503 in shares; Mr. Tranen's bonus was $99,403 cash and contributions and $43,851 in shares; Mr. Sergel's bonus was $96,649 in cash and contributions and $42,724 in shares; and Ms. LaFleur's bonus was $84,370 in cash and contributions and $23,247 in shares.

       (d)     Includes amounts reimbursed by the Company for
                      the payment of taxes on certain noncash benefits.

       (e)     As more fully described in the Compensation
                      Committee Report on Executive Compensation, special share bonus awards were made in 1996. Under the terms of those awards, the share values were mandatorily deferred until the executive's termination of employment.

       No awards vested during 1996 under the Company's  Long-
       Term Performance Share Award Plan.  See Long Term
       Incentive Plan - Awards in Last Fiscal Year.

       The incentive share awards for the named executives made for 1994 and 1996 were in the form of restricted shares (with a five-year restriction) or deferred share equivalents, deferred for receipt for at least five years, at the executive's option. As cash dividends are declared, the number of deferred share equivalents will be increased as if the dividends were reinvested in shares. See also Payments Upon a Change in Control below. The shares awarded for 1995 were not restricted and the value of the awards is included in the bonus column.

       As of December 31, 1996, the following executive officers held the amount of restricted and deferred share equivalents with the value indicated: Mr. Rowe 27,022 shares, $942,392 value; Mr. Houston 10,014 shares, $349,238 value; Mr. Tranen 7,719 shares, $269,200 value; and Mr. Sergel 7,471 shares, $260,551 value; and Ms. LaFleur 4,774 shares, $166,493 value. The value was calculated by multiplying the closing market price on December 31, 1996, by the number of shares.

       (f)     Includes Company contributions to life insurance
                      and the Incentive Thrift Plan that are not bonus contributions including related deferred compensation plan match. See description under Plan Summaries. The life insurance contribution is calculated based on the value of term life insurance for the named individuals. The premium costs for most of these policies have been or will be recovered by the Company.

       (g)     For Mr. Rowe, the type and amount of compensation
                      in 1996 is as follows: $ 3,000 for contributions to the thrift plan and $1,891 for life insurance.

       (h)     For Mr. Houston, the type and amount of
                      compensation in 1996 is as follows: $3,000 for contributions to the thrift plan and $1,649 for life insurance.

       (i)     For Mr. Tranen, the type and amount of
                      compensation in 1996 is as follows: $3,000 for contributions to the thrift plan and $684 for life insurance.

       (j)     For Mr. Sergel, the type and amount of
                      compensation in 1996 is as follows: $3,000 for contributions to the thrift plan and $535 for life insurance.

       (k)     For Ms. LaFleur, the type and amount of
                      compensation in 1996 is as follows: $3,000 for contributions to the thrift plan and $251 for life insurance.


           PAYMENTS UPON A CHANGE OF CONTROL

          The Company has agreements with certain of its executives, including those named in the Summary Compensation Table, which provide severance benefits in the event of certain terminations of employment following a Change in Control of the Company (as defined below). (Mr. Tranen's contracts also provides severance benefits in the event of a divestiture of all or a substantial portion of the Company's fossil fuel generating assets.) The terms of the agreements are for three years with automatic annual extensions, unless terminated by the Company. If, following a Change of Control, the executive's employment is terminated other than for cause (as defined) or if the executive terminates employment for good reason (as defined), the Company will pay to the executive a lump sum cash payment equal to three times (two times for some executives) the sum of the executive's most recent annual base compensation and the average of his or her bonus amounts for the prior three years. If Mr. Rowe receives payments under his severance agreement that would subject him to any federal excise tax due under section 280G of the Internal Revenue Code, he will receive a cash "gross-up" payment so he would be in the same net after-tax position he would have been in had such excise tax not been applied. In addition, the Company will provide disability and health benefits to the executive for two to three years, provide such post-retirement health and welfare benefits as the executive would have earned within such two to three years, and grant two or three additional years of pension credit. Mr. Rowe would become eligible for benefits under the Retirement Supplement Plan described below prior to the five-year vesting term.

          Change in Control, including potential change of control, occurs (1) when any person becomes the beneficial owner of 20% of the voting securities of the Company, (2) when the prior members of the Board no longer constitute a 2/3 majority of the Board, or (3) the Company enters into an agreement that could result in a Change in Control.

          Upon a change in control a participant in the deferred compensation plan has the option of receiving a lump sum payment equal to the value of cash and share accounts and the actuarial value of maximum value of future benefits from the insurance related benefits under a prior plan, all less 10%.

          The Company's bonus plans, including the incentive compensation plans described in the Compensation Committee report, the Incentive Thrift Plan, and the Goals Program, provide for payments equal to the average of the bonuses for the three prior years in the
       event of a Change of Control.   This payment would be
       made in lieu of the regular bonuses for the year in which the Change in Control occurs. The Long-Term Performance Share Award Plan provides for a cash payment equal to the value of the performance shares in the participant's account times the average target achievement percentage for the Incentive Thrift Plan for the three prior years. The Company's Retirees Health and Life Insurance Plan has provisions preventing changes in benefits adverse to the participants for three years following a Change in Control. The Incentive Share Plan and related Incentive Share Deferral Agreements provide that, upon the occurrence of a change in control (defined more narrowly than in the other plans), any restrictions on shares and account balances would cease.


                    PLAN SUMMARIES

          A brief description of the various plans through which compensation and benefits are provided to the named executive officers is presented below to better enable shareholders to understand the information presented in the tables shown earlier. The general provisions of the incentive compensation plans are described in the report of the Compensation Committee. The amounts of compensation and benefits provided to the named executive officers under the plans described below are presented in the Summary Compensation Table.

          Goals Program

          The Goals Program covers all employees who have completed one year of service with the Company's subsidiaries. Goals are established annually. For 1996, these goals related to earnings per share, customer costs, safety, absenteeism, demand-side management results, generating station availability, transmission reliability, environmental and OSHA compliance, and customer satisfaction. Some goals apply to all employees, while others apply to particular functional groups. Depending upon the number of goals met, and provided the minimum earnings goal is met, employees may earn a cash bonus of 1% to 4-1/2% of their compensation.

          Incentive Thrift Plan

          The Incentive Thrift Plan (a 401(k) program) provides for a match of 40% of up to the first 5% of base compensation contributed to the Company's Incentive Thrift Plan (shown under All Other Compensation in the Summary Compensation Table) and, based on an incentive formula tied to earnings per share, may fully match the first 5% of base compensation contributed (the additional amount, if any, is shown under Bonus in the Summary Compensation

Table). Under Federal law, contributions to these plans are limited. In 1996, the contribution amount was limited to $9,500.

          Deferred Compensation Plan

          The Deferred Compensation Plan offers executives the opportunity to defer base pay and bonuses. The plan offers the option of investing at the prime rate or in Company Shares; however, share bonuses may only be deferred in a share account. Under Federal law, the Incentive Thrift Plan, described above, is required to limit participant base compensation to $150,000 in calculating the Company match. Under the Deferred Compensation Plan, the Company will make a contribution to an executive's share account equivalent to the resultant reduction in his match under the Incentive Thrift Plan.

          Life Insurance

          The Company has established for the named executive officers life insurance plans funded by individual policies. The combined death benefit under these insurance plans is three times the participant's annual salary. These plans are structured so that, over time, the Company should recover the cost of the insurance premiums.

          After termination of employment, Messrs. Rowe and Houston may elect, commencing at age 55 or later, to receive an annuity income equal to 40% of annual salary. In that event, the life insurance is reduced over fifteen years to an amount equal to the participant's final annual salary. Due to changes in the tax law, this plan was closed to new participants, and an alternative was established with only a life insurance benefit.

          Financial Counselling

          The Company pays for personal financial
       counselling for senior executives. As required by the IRS, a portion of the amount paid is reported as taxable income for the executive. Financial counselling is also offered to other employees through a limited number of seminars conducted at various locations each year.

          Other

          The Company does not have any share option plans.

LONG TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

        The following table shows the potential awards, for those executive officers named in the Summary Compensation Table, under the Long-Term Performance Share Award Plan (more fully described in the Compensation Committee Report on page 12) for the performance cycle commencing January 1, 1996. The Company's performance will be measured over the three-year period ending December 31, 1998.

                     Estimated Future Payouts
                under Non-Stock Price-Based Plans
                ----------------------------------

                Number of
                Common
                Share          Performance
Name            Equivalents(a) Period      Threshold(b)     Target(c)
----            -----------    ---------   ---------   ------

John W. Rowe       6,747        3 years       169       6,747

Alfred D. Houston  4,204        3 years       105       4,204

Jeffrey D. Tranen  2,763        3 years        69       2,763

Richard P. Sergel  2,670        3 years        67       2,670

Cheryl A. LaFleur  1,040        3 years        26       1,040


(a) Amounts are denominated in common share units. No dividends are attributable to share units. At the end of the cycle, awards are paid either in shares or in cash (valued at the five-day average price prior to the January 15 following the close of the performance cycle).

(b) The awards in this column represent the threshold number of shares that could be earned if the minimum attainment level is reached for one factor. The minimum payout upon failure to achieve any of the goals would be 0.

(c) The awards in this column represent the target (and maximum) number of shares that could be earned if the maximum performance is achieved for all factors.

     The Long-Term Performance Share Award Plan provides awards based on various measures of Company performance over a three-year period. Each award factor functions independently. The performance targets for each cycle are set by the Compensation Committee. The measures of performance for this cycle are: return on equity compared to the national group (60th-75th percentile); kilowatt-hour cost compared to regional group (67th-90th percentile); total shareholder return compared to the regional group (60th-75th percentile); maintenance or improvement of bond ratings; and system service levels, measured by customer satisfaction, system reliability, system availability, and regulatory compliance. The national grouping is the utility group formerly tracked by Duff & Phelps. The regional grouping is composed of New England/New York regional utilities.


                         RETIREMENT PLANS

     The following chart shows estimated annual benefits payable to executive officers under the qualified pension plan and the supplemental retirement plan, assuming retirement at age 65 in 1997.

                        PENSION PLAN TABLE

FIVE-YEAR           10 YEARS         15 YEARS  20 YEARS            25 YEARS            30 YEARS            35 YEARS
AVERAGE            SERVICE   SERVICE            SERVICE           SERVICE             SERVICE             SERVICE
COMPENSATION
------------        -------          -------    -------           -------             -------             -------
          $  300,000     60,400             87,600            114,900            141,300             167,800             184,500
          $  400,000     81,100            117,700            154,300            189,800             225,400             248,000
          $  500,000    101,800            147,700            193,700            238,300             283,000             311,400
          $  600,000    122,500            177,800            233,100            286,800             340,600             374,900
          $  700,000    143,200            207,800            272,500            335,300             398,200             438,300
          $  800,000    163,900            237,900            311,900            383,800             455,800             501,800
          $  900,000    184,600            267,900            351,300            432,300             513,400             565,200
          $1,000,000    205,300            298,000            390,700            480,800             571,000             628,700
          $1,100,000    226,000            328,000            430,000            529,300             628,600             692,100
          $1,200,000    246,700            358,100            469,500            577,800             686,200             755,600
          $1,300,000    267,400            388,100            509,000            626,300             743,800             819,000
          $1,400,000    288,100            418,200            548,300            674,800             801,400             882,500


     For purposes of the retirement plans, Messrs. Rowe, Houston, Tranen, and Sergel and Ms. LaFleur currently have 19, 34, 27, 18 and 11 credited years of service, respectively.

     Benefits under the pension plans are computed using formulae based on percentages of highest average compensation computed over five consecutive years. The compensation covered by the pension plan includes salary, bonus, and incentive share awards. Long-Term Performance Share Awards will not be included. The benefits listed in the pension table are not subject to deduction for Social Security and are shown without any joint and survivor benefits.

     The pension plan table above does not include annuity payments to be received in lieu of life insurance for Messrs. Rowe and Houston. The policies are described above under Plan Summaries.

     Under the Retirement Supplement Plan, participants receive an annual adjustment to their pension benefits. The amount of the adjustment is equal to the rate of interest on AAA bonds for the prior year less two percent (but in no case more than the increase in the cost of living). Mr. Rowe is the only active employee now participating in this plan.

     The Company covers the full cost of post-retirement health benefits for the senior executives listed in the Summary
Compensation Table.

      2.  SHAREHOLDER PROPOSAL REGARDING SPLITTING OF SHARES

      Mr. and Mrs. Russell G. Gilmore, 100 Tamarack Drive, East Greenwich, Rhode Island 02818, have stated their intention to present a proposal concerning the splitting of the Company's shares for consideration by the shareholders at the Annual Meeting. Information on the number of shares of the Company owned by Mr. and Mrs. Gilmore will be furnished by the Company to anyone requesting the information promptly upon the receipt of any oral or written request therefor.

      The Board of Directors is opposed to Mr. and Mrs. Gilmore's proposal.

      The following are the text of the proposal and supporting statement supplied by Mr. and Mrs. Gilmore:

Resolved:

     That the shareholders of New England Electric System recommend that the Board of Directors take the necessary action to split the shares of NEES Stock.

Supporting Statement:

     A stock split of any amount would lower the price per share of NEES on the New York Stock Exchange. The Proponents consider that the price of NEES common shares are above the price that a small investor considers normal. The last time the Board of Directors split the shares of NEES stock was January 24, 1986 after the Proponents withdrew their proposal dated May 7, 1985 that a two-for-one-share split be considered at the 1986 annual meeting. NEES Treasurer's letter to the proponents dated January 22, 1986 stated in part, "we now consider your proposal that a two-for-one share split be considered at this year's annual meeting of shareholders to have been withdrawn."

     The proponents submitted a proposal to split the NEES stock shares at the 1996 annual meeting. The final vote was 16.5% in favor, 79% against, and 4.5% abstaining. The total number of cards voting was 9,874 in favor, 28,096 against and 2,289 abstaining.

     The percentage of shares that did not vote on the proposal share split was 26.9%. If the number of cards voting in favor of the proposal are combined with those who did not vote at all on the proposal or abstaining, it is fair to say, that this would be over 50%. With this in mind the proponents are making a special plea to those who did not vote or abstained, to vote in favor of this proposal. In addition the proponents are making a special plea to ask the large institutional investors, such as pension funds, mutual funds, insurance companies and the like to vote with the small investors for reasons clearly stated in the proponents 1996 stock split proposal.

     Although the proponents generally agree with the recommendation of the Board of Directors to vote against the 1996 share split proposal we do take exception "that a share split may not always result in increased liquidity and market price shares." Recent studies have found the effects of stock splits on stocks that are split two-for-one outperform stocks that are not split at all.


             RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors recommends a vote AGAINST the proposal.

     The Board of Directors of the Company periodically considers whether to split the Company's common shares. In fact, the Board did take the necessary actions to split the Company's shares in 1986. The Company notes that a share split may not always result in increased liquidity and market price of shares. In addition, while a stock split may lower the brokerage costs for new shareholders, existing shareholders may have to pay higher brokerage fees to carry out transactions in the split shares. A share split is also costly to carry out. Further, the Company feels that a share split would be unwise at this time, when the industry is undergoing a major restructuring and the Company plans to divest its generating business. The Company carefully monitors all the relevant financial information and will continue to evaluate if and when it is appropriate to split the shares. The Company carefully monitors all the relevant financial information and will continue to evaluate if and when it is appropriate to split the shares.


                          OTHER MATTERS

  The Company is not aware of any matter that may properly be presented for action at the meeting other than the matters set forth herein. If any other matter should be presented at the meeting upon which a vote properly may be taken, the proxies in the accompanying form confer upon the persons named therein, or their substitutes, discretionary authority to vote in respect of any such matter in accordance with their judgment.

  The firm of Coopers & Lybrand L.L.P. is the independent certified public accountant selected by the Board of Directors for the Company for the current calendar year. Representatives of

Coopers & Lybrand L.L.P. are expected to be present at the Annual
Meeting and available to respond to appropriate questions on the financial statements of the Company and may make a statement if they so desire.

  The expense of preparing and mailing this proxy statement and other incidental expenses of solicitation will be paid by the Company. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for the expense of doing so. Officers and regular employees of a subsidiary of the Company may solicit proxies through the use of the mails or by telephone, facsimile, or electronic mail.
Georgeson & Company Inc., New York, New York has been retained to assist the Company in the solicitation of proxies, primarily from brokers, banks, and other nominees, at an estimated initial cost of $11,000 plus reimbursement of reasonable out-of-pocket expenses.

  By completing the enclosed proxy you are voting the shares of the Company held in your name and, in the event you are participating therein, those held by you under the dividend reinvestment and common share purchase plan and restricted shares under the Incentive Share Plan. In the event common shares are held in trust for you as a participant in one or more thrift plans, you will receive a separate form for instructing the trustee how to vote those shares.


                     SHAREHOLDER PROPOSALS

  From time to time shareholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. In order for a shareholder proposal to be considered for inclusion in the proxy statement for the Company's next regularly scheduled annual meeting of shareholders, it must be received by the Company on or before November 12, 1997. Please forward any proposal to the Secretary of the Company.

  The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.

                      By order of the Board of Directors

                      (Facsimile Signature)

                      Cheryl A. LaFleur,
                      Secretary


March 10, 1997





























For shareholder information or assistance, write or call
Shareholder Services at: New England Electric System, Shareholder
Services, P. O. Box 770, Westborough, MA 01581, toll-free number 1
(800) 466-7215, fax (508) 836-0276, or e-mail shrser@neesnet.com.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  NEW ENGLAND ELECTRIC SYSTEM

  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 29, 1997

     The Shareholder(s) listed on the reverse side appoints JOAN
  T. BOK, CHERYL A. LAFLEUR, and JOHN W. ROWE, and each of them, Proxies, with full power of substitution, to represent the Shareholder(s) at the above annual meeting, and at any and all adjournments thereof, and to vote thereat the number of shares which the Shareholder(s) would be entitled to vote if then personally present, with all the powers the Shareholder(s) would then possess, but especially, without limiting the foregoing, to vote as specified herein on the proposals set forth in the proxy statement:

     Election of Directors--The twelve nominees are J. T. Bok,
  W. M. Bulger, P. L. Joskow, J. M. Kucharski, E. H. Ladd, J. A.
  McClure, J. W. Rowe, G. M. Sage, C. E. Soule, A. Wexler, J. Q.
  Wilson, and J. R. Winoker.

     To withhold authority to vote for any nominee, print that nominee's name in the space provided below:

  _____________________________________________________________

             (PLEASE SIGN and DATE ON REVERSE SIDE)



  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 AND
  AGAINST ITEM 3

           1.    Fix the number of Directors at 12.

               FOR    AGAINST   ABSTAIN
               / /    / /       / /


           2. Election of the Nominees (except those I have listed on the reverse side).

                 FOR       WITHHOLD AUTHORITY
                 / /             / /


          3.        Shareholder proposal regarding the splitting of
                      shares.

                         FOR    AGAINST  ABSTAIN
                         / /      / /      / /

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NOT SPECIFIED ABOVE,
  THE PROXIES WILL VOTE "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEM 3.

     A majority of the Proxies present and acting at the meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the powers of said Proxies hereunder.

                                    Dated:   ___________, 1997

                                    Signed: __________________

                                    Signed:___________________
                                         (Sign exactly as name
                                                        appears to the left.)

  When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If more than one name is shown, including the case of joint tenants, each party should sign.

  IMPORTANT:   WE URGE YOU TO VOTE, SIGN, DATE AND MAIL THIS PROXY
  PROMPTLY TO ASSURE YOUR REPRESENTATION AT THE MEETING.

      THIS VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF
                   OF THE BOARD OF DIRECTORS

                  NEW ENGLAND ELECTRIC SYSTEM

    FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 29, 1997

  To:     T. ROWE PRICE, Trustee under the Thrift Plans.

     As a participant in one or more of the thrift plans, I hereby direct T. Rowe Price, Trustee, to vote or to give a proxy to vote, in accordance with my directions on the reverse side, the common shares of New England Electric System which are allocated to my account (also a proportionate number of those shares which have not been allocated to participants or for which no instruction cards are received) at the above annual meeting, and at any and all adjournments thereof, and in the Trustee's discretion it is authorized to vote or to give a proxy to vote upon such other business as may properly come before the meeting.

     Election of Directors -- The twelve nominees are J. T. Bok,
  W. M. Bulger, P. L. Joskow, J. M. Kucharski, E. H. Ladd, J. A.
  McClure, J. W. Rowe, G. M. Sage, C. E. Soule, A. Wexler, J. Q.
  Wilson, and J. R. Winoker.

     To withhold authority to vote for any nominee, print that nominee's name in the space provided below:



             (PLEASE SIGN and DATE ON REVERSE SIDE)


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 AND
  AGAINST ITEM 3

     1.   Fix the number of Directors at 12.

                    FOR   AGAINST   ABSTAIN
                    / /     / /       / /

     2. Election of the Nominees (except those I have listed on the reverse side).

                   FOR         WITHHOLD AUTHORITY
                   / /                / /

     3. Shareholder proposal regarding the splitting of shares.

                        FOR    AGAINST    ABSTAIN
                        / /      / /        / /

THIS INSTRUCTION CARD WILL BE VOTED AS SPECIFIED.  IF NOT
  SPECIFIED ABOVE, THE SHARES REPRESENTED BY THIS CARD WILL BE
  VOTED "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEM 3.
  ________________________________________________________________


                                       Dated:           , 1997

                                       Signed:
                                        (Sign exactly as name
                                         appears to the left.)

  When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

  IMPORTANT:   WE URGE YOU TO VOTE, SIGN, DATE AND MAIL THIS CARD
  PROMPTLY TO ASSURE YOUR REPRESENTATION AT THE MEETING.